Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of October 9, 2014, is by and among Greenlight Capital, Inc., DME Advisors GP, LLC, DME Capital Management, LP, DME Advisors, L.P. and David Einhorn (collectively, the "Filers").

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or 13D with respect to shares of Common Stock, $0.01 par value per share, of Civeo Corporation that may be beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week's prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other party.

Executed and delivered as of the date first above written.

GREENLIGHT CAPITAL, INC.

By: /s/ Daniel Roitman
Name: Daniel Roitman
Title: Chief Operating Officer

DME ADVISORS GP, L.L.C.

By: /s/ Daniel Roitman
Name: Daniel Roitman
Title: Chief Operating Officer

DME CAPITAL MANAGEMENT, LP

By: /s/ Daniel Roitman
Name: Daniel Roitman
Title: Chief Operating Officer

DME ADVISORS, L.P.

By: /s/ Daniel Roitman
Name: Daniel Roitman
Title: Chief Operating Officer

DAVID EINHORN

/s/ Daniel Roitman
Daniel Roitman, on behalf of David Einhorn